Exhibit 99.1

For Immediate Release
July 8, 2004

For More Information Contact
Scott Zimbrick 541-766-2222

Citizens Bank to Sell Its Veneta Branch to Siuslaw Bank

     Citizens Bank has announced that its Veneta branch, located at 88312 Territorial Road, Veneta, Oregon, will be under new ownership. The Bank has reached an agreement to transfer the banking assets, loan portfolio and deposits held in this branch to Siuslaw Bank. When the sale is complete, the Veneta branch will become a branch of Siuslaw Bank, and customer accounts and deposits will be accounts and deposits of Siuslaw Bank. The sale, which is subject to state and federal regulatory approval, should be complete on or before September 30, 2004.

     “Siuslaw Bank has an extensive menu of consumer products, a convenient branch system, and an experienced and capable staff that will be a good fit for Citizens Bank’s existing customers,” according to Johan Mehlum, Chairman of the Board and CEO of Siuslaw Bank. William V. Humphreys, President and CEO of Citizens Bank, said that “The sale of our branch office in Veneta is consistent with a bank-wide strategic focus on small business relationships. This will afford us the opportunity to dedicate our resources to serving small businesses in the other markets we serve.”

     Both Citizens Bank and Siuslaw are highly regarded community Banks with strong reputations for excellent customer service, and a high level of commitment to the communities they serve.

     Citizens Bank, a wholly owned subsidiary of Citizens Bancorp, is a full service community Bank. Chartered in 1957, Citizens has branches in Corvallis, Philomath, Albany, Junction City, Harrisburg, Springfield, McMinnville, Veneta and Dallas, Oregon. Member FDIC.